UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MICRO LINEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	94-2910085 (I.R.S. Employer Identification No.)

2050 Concourse Drive, San Jose, California (Address of principal executive offices)	95131 (Zip Code)

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered

Series A Participating Preferred Stock	The NASDAQ Stock Market, Inc.
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered

None	None

Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement filed with the Securities Exchange Commission (the “Commission”) on Form 8-A, dated August 17, 1998 (the “Original Form 8-A”), by Micro Linear Corporation, a Delaware corporation (the “Company”), relating to the rights distributed to the stockholders of the Company (the “Rights”) in connection with the Preferred Stock Rights Agreement, dated as of August 13, 1998 (the “Rights Agreement”), between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”). The Original Form 8-A is incorporated herein by reference.
     On August 14, 2006, the Company and the Rights Agent entered into an Amendment (“Amendment”) to the Rights Agreement.
     Concurrent with the Amendment, the Company entered into an Agreement and Plan of Merger dated August 14, 2006 (the “Merger Agreement”), among the Company, Sirenza Microdevices, Inc. (“Parent”), and Metric Acquisition Corporation, a wholly owned subsidiary of Parent. The Company entered into the Amendment to: (i) render the Rights Agreement inapplicable to the Merger Agreement, the Merger (as defined in the Merger Agreement), the Voting Agreements (as defined in the Merger Agreement) executed in connection with the Merger and the other transactions contemplated by the Merger Agreement, (ii) ensure that (a) none of Parent, Merger Sub or any other affiliate of Parent is an Acquiring Person pursuant to the Rights Agreement by reason of the Merger, the execution of the Merger Agreement or the Voting Agreements or any other transaction contemplated by the Merger Agreement and (b) neither a Distribution Date nor a Shares Acquisition Date will occur, in the case of clauses (a) and (b), by reason of the execution of the Merger Agreement, the execution of the Voting Agreements or the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (c) provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.
     The Company will file the Merger Agreement as an exhibit to a Form 8-K. The Rights Agreement is filed as Exhibit 4.01 to the Company’s Registration Statement on Form 8-A filed with the Commission on March 7, 2002, and incorporated by reference as Exhibit 4.1 to this Form 8-A/A. The Amendment is attached as Exhibit 4.2 to this Form 8-A/A and is incorporated herein by reference.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.
Item 2. Exhibits.
4.1	Preferred Shares Rights Agreement, dated as of August 13, 1998, by and between the Company and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.01 to the Company’s registration statement filed on Form 8-A on August 17, 1998).

4.2	Amendment to Preferred Shares Rights Agreement, dated as of August 14, 2006, by and between the Company and American Stock Transfer and Trust Company.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
     Dated: August 15, 2006

MICRO LINEAR CORPORATION
By:	/s/ MICHAEL W. SCHRADLE
Michael W. Schradle
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Preferred Shares Rights Agreement, dated as of August 13, 1998, by and between the Company and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.01 to the Company’s registration statement filed on Form 8-A on August 17, 1998).

4.2	Amendment to Preferred Shares Rights Agreement, dated as of August 14, 2006, by and between the Company and American Stock Transfer and Trust Company.

4